Exhibit 10.7

Pacific Gold Corp.

157 Adelaide Street West

Suite 600

Toronto, Ontario M5H 4E7

Canada

February 23, 2007

Crescent International Ltd.

c/o Cantara (Switzerland) SA

84, Avenue Louis-Casai

CH 1216 Cointrin, Geneva

Switzerland

Attention: Mr. Maxi Brezzi

Dear Sirs:

Pacific Gold Corp. (“Company”) is negotiating a sale of securities to Cornell Capital Partners LP (“Cornell”) which includes debentures convertible into common stock of the Company and warrants to purchase common stock of the Company (“Cornell Transaction”).  The conversion rate and the warrant exercise price will be determined with reference to the market price of the common stock prior to closing.  As part of the transaction with Cornell, the Company will register the common stock into which the convertible debentures and warrants may be exchanged.

As a condition to its transaction with the Company, Cornell has required the Company to obtain this letter agreement from you with respect to the warrants you were issued by the Company on April 12, 2006 (“Warrants”) which provide for, among other things, the right to acquire 1,600,000 shares of common stock at an exercise price of US$.30 per share, and which are provided the benefits of a registration rights agreement.  The Company confirms the terms of the Warrants and the registration rights agreement subject to the modifications herein contained.

By your acknowledgement as indicated below, you hereby agree to the following:

1.

You hereby consent to the Company entering into the Cornell Transaction, which terms have been fully explained to you and about which you have had the opportunity to obtain, and did obtain, information as you have requested.  By your consent, you waive the prohibition on Variable Rate Transactions in agreements between you and the Company solely in respect of the Cornell Transaction.

2.

If there is the closing of the Cornell Transaction, you will exercise the Warrant to acquire 800,000 shares of common stock of the Company at the exercise price of US$.20 per share, all as provided in and pursuant to the terms of the Warrant.  The payment of the exercise price will be by wire transfer to the Company account, as provided to you, within 24 hours of the closing date.  The aggregate exercise price is US$160,000.  The balance of the Warrant will continue to be exercisable at $.30 per share.

The Company will notify you of the closing date, not less than the close of business of the closing date of the Cornell Transaction, which notice may be by email, fax or other written means.  If there is no closing of the Cornell Transaction, and the exercise price has been paid, the Company will immediately return the exercise price paid to you, without interest or deduction.

The Company will pay the commission due on exercise of the Warrant to HPC Capital promptly after receipt of funds on exercise of the Warrant.

3.

If there is a closing of the Cornell Transaction, (i) the Warrant will be modified to eliminate the provisions of Sections 3 (b) with respect to the Cornell Transaction,  (ii) the debenture issued to you on April 12, 2006 (“Debenture”) will be deemed modified to change the conversion rate to $.26 and to eliminate the provisions of Sections 5(b) with respect to the Cornell Transaction, and (iii) the Debenture will be modified in respect of (a) the definition of Permitted Indebtedness to include any indebtedness under the Cornell Transaction and indebtedness permitted by the Cornell Transaction documentation, and (b) the definition of Permitted Lien to include the security interest granted and perfected in respect of the Cornell Transaction and permitted by the Cornell Transaction documentation.  To the extent either the Warrant or the Debenture conflicts with or limits the Cornell Transaction, the Warrant, Debenture and securities purchase agreement with you dated April 12, 2006 will be deemed modified so that the terms of the Cornell Transaction will prevail and your rights limited or terminated from the closing date of the Cornell Transaction forward.

4.

If you do not exercise the Warrants as stipulated under Section 2 hereof, then if the Cornell Transaction is consummated, there will be no price adjustment to the Warrant or Debenture as herein provided and all the price adjustment provisions of the Warrants and Debenture will be waived as to the Cornell Transaction and the other waivers and modifications of the Warrants and Debentures herein set forth shall continue.

5.

For purposes of the Warrant and Debenture, under sections 3(b) and 5(b) respectively, the entry by the Company into the Cornell Transaction and the issuances of the securities in the Cornell Transaction and each and every issuance of securities now or in the future in connection with the Cornell Transaction, including without limitation, the issuance of common stock on conversion, exercise or for the payment of amounts due under the debenture issued to Cornell, will be considered an Exempt Issuance as such term is defined in the Warrant and the Debenture.

6.

Simultaneously with the closing of the Cornell Transaction, you will execute the form of Limited Lock Up Agreement provided to you.

If you are in agreement with the terms of this letter, please execute a copy in the space provided below and return it by fax and mail to the Company.

Sincerely

Mitchell Geisler,

Authorized Signatory

Acknowledged and agreed by

Crescent International Ltd. this

23_ day of February 2007

By:   ______________________

Maxi Brezzi

Authorized Signatory.